Exhibit 99.1

Cracker Barrel Elects Steve Bramlage to Board of Directors

LEBANON, Tenn. – May 21, 2025 – Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) today announced that Steve Bramlage, 54, has been elected to the company's Board of Directors, effective immediately.

Mr. Bramlage is the current Chief Financial Officer of Casey’s General Stores, Inc. (Nasdaq: CASY), a major convenience retailer, with more than 47,000 employees in approximately 2,900 stores in 19 states. He joined Casey’s in 2020 and oversees all aspects of financial, fuel, strategic planning, M&A and data & analytics operations for the company. Prior to joining Casey’s, Mr. Bramlage served as CFO of Aramark and Owens-Illinois, Inc. (the predecessor to O-I Glass, Inc.), and held a variety of financial roles at PPG Industries, Eli-Lilly and EY. Bramlage holds a Master of Business Administration from Northwestern University and a Bachelor of Science from the University of Dayton.

Commenting on Mr. Bramlage’s appointment, Carl Berquist, Chairman of Cracker Barrel’s Board of Directors, said, “As part of our robust Board succession planning process, we are excited to bring even more retail industry knowledge, financial expertise, and executive leadership experience to our Board. We are confident that Steve has the skills and experience to continue our strategic transformation momentum, and we look forward to working with Steve to deliver value to Cracker Barrel shareholders.”

About Cracker Barrel Old Country Store®

Cracker Barrel Old Country Store, Inc. is on a mission to bring craveable, delicious homestyle food and unique retail products to all guests while serving up memorable, distinctive experiences that make everyone feel welcome. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate 660 company-owned Cracker Barrel Old Country Store® locations in 43 states and own the fast-casual Maple Street Biscuit Company. For more information about the company, visit CrackerBarrel.com.

Media Contact:

Heidi Pearce

heidi.pearce@crackerbarrel.com

(615) 235-4315

Investor Contact:

Adam Hanan

adam.hanan@crackerbarrel.com
(615) 235-4367